Exhibit 99.1

                  J & J Snack Foods Appoints Vincent
                Melchiorre as Executive Vice President

    PENNSAUKEN, N.J.--(BUSINESS WIRE)--June 5, 2007--J & J Snack Foods Corp. (NASDAQ:JJSF) announced today the appointment of Vincent A. Melchiorre as Executive Vice President of J & J Snack Foods Corp. He will report to Gerald B. Shreiber, President and Chief Executive Officer. His appointment is effective June 11, 2007.

    Melchiorre will be responsible for the Sales and Marketing of J & J's snack food businesses. He will also assume the role of Chief
Marketing Officer, replacing Michael Karaban, who had previously announced his retirement effective October 2007.

    Melchiorre was most recently Senior Vice President of Weston Foods USA, responsible for leadership of the $1.2 billion Bread and Roll business. Prior to that he was Senior Vice President of Sales and Chief Marketing Officer for the Tasty Baking Company. He previously spent over 20 years at The Campbell Soup Company, where he held the positions of Vice President of Marketing for Pepperidge Farm's Biscuit and Cookie Division and, before that, Business Director of the company's flagship Red & White Soup business.

    Gerry Shreiber commented, "Vince has a proven record for winning in the marketplace. He has demonstrated leadership and the ability to grow brands and businesses. We are delighted to have him join J & J as we plan our ongoing growth."

    "I am incredibly excited to be joining the team at J & J Snack Foods. This is a fantastic organization with terrific people, awesome products, and a proven track record of sustained success," said
Melchiorre.

    Melchiorre earned a bachelor's degree in Business Administration from LaSalle University and an MBA from the Wharton School of the University of Pennsylvania.

    J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID* and BARQ'S** and CHILL*** frozen juice bars and ices, WHOLE FRUIT sorbet, FRUIT-A-FREEZE frozen fruit bars, MARY B'S biscuits and dumplings, DADDY RAY'S fig and fruit bars, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida and Vernon and Newport, California.

    *MINUTE MAID is a registered trademark of The Coca-Cola Company.

    **BARQ'S is a registered trademark of Barq's Inc.

    ***CHILL is a registered trademark of Wells Dairy, Inc.

    CONTACT: J & J Snack Foods Corp.
             Dennis G. Moore
             Senior Vice President
             Chief Financial Officer
             856-665-9533, x 268